Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-3 to be filed on or about January 21, 2022 constituting part of the Registration Statement on Form S-3 of First Wave BioPharma, Inc. of our report dated August 30, 2021 with respect to the balance sheets of First Wave Bio, Inc. as of December 31, 2020 and 2019 and the related statements of operations, stockholders' equity (deficit), and cash flows, for the years then ended, which report appears in the Form 8-K of First Wave BioPharma, Inc. dated September 13, 2021.

/s/ Plante & Moran, PLLC

Southfield, Michigan
January 21, 2022